Exhibit 4.4

FIRST AMENDMENT

TO

AMENDED AND RESTATED VOTING AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED VOTING AGREEMENT, dated as of September 21, 2012 (this “Amendment”), is entered into among the stockholders of Applied Medical corporation, a Delaware corporation (the “Company”) party hereto.

RECITALS

WHEREAS, the Participants, the Company and the individuals comprising the Committee are parties to that certain Amended and Restated Voting Agreement, dated as of June 25, 2012 (the “Voting Agreement”), pursuant to each Participant has irrevocably granted to the Committee voting rights with respect to all Voting Securities owned by such Participant.

WHEREAS, the undersigned Participants, holding more than 66.7% of the aggregate voting power represented by Subject Securities covered by the Voting Agreement as of the date of this Amendment, desire to amend Section 2 of the Voting Agreement in certain respects as hereinafter set forth, and approve this Amendment in accordance with Section 7.3 of the Voting Agreement.

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto hereby agree as follows:

1. Definitions. Unless otherwise defined or the context otherwise requires, terms used herein (including in the preamble and recitals hereto) have the meanings provided for in the Voting Agreement.

2. Amendment. Effective on the date of this Amendment, Section 2.2 of the Voting Agreement as in effect immediately prior to the date is amended in its entirety as follows:

“2.2 Exceptions.

        (a) The irrevocable proxy provided to the Committee by Section 2.1 will not apply, and each Participant will retain sole discretion to vote its Voting Securities, with respect to all matters presented to a vote or consent of the Participants of the Company related to any Sale Transaction in which any member of the Committee is a direct or indirect member of the acquiring group (as defined under Section 13(d) of the Exchange Act) (unless such membership in the acquiring group is solely because the acquiring group includes the Company or any of its subsidiaries).

        (b) Notwithstanding anything herein to the contrary, no member of the Committee shall exercise any right to vote with respect to any interest in any of the Subject Securities which were transferred by such

Committee member or Committee member’s spouse, except in the case of a transfer which is a bonafide sale for an adequate and full consideration in money or money’s worth (within the meaning of Section 2036(a) of the Internal Revenue Code of 1986, as amended), whether such transfer was by trust or otherwise. It shall be the sole responsibility of the Committee member to advise the Committee in writing of any subject Securities subject to the foregoing restriction, which writing shall be binding on the Committee and conclusive of voting rights hereunder.”

3. Limitation of Amendment. The amendment set forth in Section 2 above shall be limited precisely as provided for herein and shall not be deemed to be a waiver of, amendment of, consent to or modification of any other term or provision of the Voting Agreement or of any transaction or further or future action on the part of the Participants, the Committee or the Company which would require the consent of any of the Participants, the Committee or the Company under the Voting Agreement.

4. Further Assurances. The Participants and members of the Committee shall each execute and deliver from time to time such documents, agreements, certificates and other instruments as shall be necessary or advisable to carry out the purposes of this Amendment.

5. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Amended and Restated Voting Agreement as of the date first written above

VOTING COMMITTEE:	/s/ Said Hilal
Said Hilal, Member of Voting Committee

/s/ Nabil Hilal
Nabil Hilal, Member of Voting Committee

/s/ Ted Stanley
Ted Stanley, Member of Voting Committee

PARTICIPANTS:	AMC FAMILY HOLDINGS A, LLC

	By:	AMC Family Management A, Inc.,
Its Manager

		By:	/s/ Said S. Hilal
Said S. Hilal, President

AMC FAMILY HOLDINGS B, LLC

	By:	AMC Family Management B, Inc.,
Its Manager

		By:	/s/ Nabil Hilal
Nabil Hilal, President

AMC FAMILY HOLDINGS C, LLC

	By:	AMC Family Management C, Inc.,
Its Manager

		By:	/s/ Samir Tall
Samir Tall

AMC FAMILY HOLDINGS F, LLC

By:	AMC Family Management F, Inc.,
Its Manager

	By:	/s/ Gary Johnson
Gary Johnson, President

AMC FAMILY HOLDINGS G, LLC

By:	AMC Family Management G, Inc.,
Its Manager

	By:	/s/ Stephen E. Stanley
Stephen E. Stanley, President

AMC FAMILY HOLDINGS H, LLC

By:	AMC Family Management A, Inc.,
Its Manager

	By:	/s/ Mary Jo Stegwell
Mary Jo Stegwell, President